UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2012

Nabi Biopharmaceuticals

(Exact name of registrant as specified in its charter)

Delaware	000-04829	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12270 Wilkins Avenue Rockville, Maryland		20852
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (301) 770-3099

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Implementation Agreement

On April 22, 2012, Nabi Biopharmaceuticals, a Delaware corporation (“Nabi”), entered into a merger implementation agreement (the “Merger Agreement”) with Biota Holdings Limited, a Melbourne, Australia company (“Biota”), pursuant to which, among other things, Nabi and Biota will undertake a business combination under Australian corporate law such that each ordinary share of Biota capital stock (the “Biota Shares”) will be exchanged for newly issued shares of Nabi common stock (the “Nabi Shares”), and Biota will become a wholly-owned subsidiary of Nabi (the “Merger”). In connection with the Merger, Nabi will change its name to “Biota Pharmaceuticals, Inc.” but will remain listed on the NASDAQ Stock Market and headquartered in the USA.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each Biota Share outstanding immediately prior to the effective time will be transferred to Nabi in exchange for 0.669212231 Nabi Shares (as such amount may be adjusted pursuant to the terms of the Merger Agreement, the “Merger Consideration”). At the time of effectiveness of the Merger, there will be no outstanding rights to acquire Biota Shares pursuant to any Biota equity incentive plan. Immediately after the closing of the Merger, the Nabi Shares issued to former Biota shareholders will represent approximately 74% of the outstanding common stock of the combined company, and the shares of common stock held by current Nabi shareholders will represent approximately 26% of the outstanding common stock of the combined company. Pursuant to the terms of the Merger Agreement, upon the successful consummation of the Merger, the board of directors of the combined company will consist of six former Biota directors and two former Nabi directors, and Biota’s current Chief Executive Officer and Chief Financial Officer are expected to serve as the Chief Executive Officer and Chief Financial Officer, respectively, of the combined company.

Consummation of the Merger is subject to customary conditions for a business combination of this type under Australian and Delaware corporate law, including, among others, (i) approval of the Merger by the shareholders of Biota in accordance with applicable Australian law, (ii) the affirmative vote of the holders of a majority of the issued and outstanding Nabi Shares at a meeting of shareholders (the “Nabi Shareholder Meeting”) approving amendments to the certificate of incorporation of Nabi to (A) increase the number of authorized Nabi Shares to 200,000,000, principally to allow for the issuance of additional Nabi Shares to pay the Merger Consideration, and (B) change the name of Nabi to “Biota Pharmaceuticals, Inc.” (Nabi also intends to propose an amendment to the certificate of incorporation of Nabi regarding a reverse stock split with a ratio in a range between four-to-one and eight-to-one, subject to the Nabi board of director’s final decision on whether to implement the reverse stock split and the exact ratio, but obtaining shareholder approval of this proposal is not a closing condition), and (iii) the affirmative vote of the holders of a majority of the votes cast at the Nabi Shareholder Meeting approving issuance of new Nabi Shares to Biota shareholders in the Merger, as required by the rules of the NASDAQ Stock Market (collectively, the “Shareholder Approval”). Each party’s obligation to consummate the Merger is subject to certain other conditions, including approval of the Merger by the Supreme Court of Victoria, Australia, the expiration or early termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain other competition laws, the absence of any injunction, restraint or governmental restriction making illegal or restraining the consummation of the transactions contemplated by the Merger Agreement, the accuracy of the other party’s representations and warranties contained in the Merger Agreement that are qualified as to materiality, the accuracy in all material respects of the other party’s representations and warranties contained in the Merger Agreement that are not qualified as to materiality, the other party’s performance in all material respects of all obligations to be performed by it under the Merger Agreement, and the absence of any effect, event, occurrence or matter that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the other party of the nature specified in the Merger Agreement. In addition, Biota’s obligation to consummate the Merger is subject to receiving a certificate from Nabi showing that Nabi has a Closing Net Cash Balance of no less than $54 million, calculated in accordance with the terms of the Merger Agreement, and the appointment of specified Biota directors to the Nabi board of directors effective as of the closing of the Merger. The parties expect to close the merger in the third quarter of 2012 subject to satisfaction of these and other closing conditions.

The Merger Agreement contains representations and warranties customary for transactions of this type. Each party has agreed to various customary covenants and agreements, including, among others, agreements to conduct such party’s business in the ordinary course and substantially consistent with the manner in which such business had been conducted in the twelve months prior to the date of the Merger Agreement, except as otherwise provided for in the Merger Agreement. In addition, both parties have agreed not to take certain specified actions without the prior written consent of the other party from the date of the Merger Agreement until the consummation of the Merger. Subject to the condition described above to provide to Biota a certificate showing a Closing Net Cash Balance of no less than $54 million after satisfying outstanding liabilities, Nabi generally is permitted under the terms of the Merger Agreement to distribute to its existing shareholders its remaining cash in excess of such amount.

The Merger Agreement obliges each party to abide by certain restrictions on such party’s ability to solicit competing proposals from third parties and to provide non-public information to and enter into discussions or negotiations with third parties regarding competing proposals. Notwithstanding this obligation, each party may under certain circumstances furnish information to and engage in discussions or negotiations with third parties with respect to unsolicited competing proposals if such company’s board of directors determines in good faith that the competing proposal is, or may reasonably be expected to lead to, a Superior Proposal (as defined below), and that not taking such action would, or would be likely to, involve a breach of the fiduciary or statutory duties owed by a director. A “Superior Proposal” generally means, in relation to either party, a written proposal for a transaction to acquire at least a majority of the outstanding Nabi Shares or Biota Shares, as applicable, or all or a substantial part of the business or property of the party, or to acquire control of the party, that such party’s board of directors has determined in good faith is capable of being valued and completed and that would, if completed substantially in accordance with its terms, be more favorable to the shareholders of the party than the Merger.

The Merger Agreement contains certain termination rights for both parties. Upon termination of the Merger Agreement under specified circumstances, a party may be required to pay to the other party a termination fee in the amount of AUS$2 million.

A copy of the Merger Agreement is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The description of the Merger Agreement set forth in this Item 1.01 is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement set forth on Exhibit 2.1. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, are solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of any of the parties to the Merger Agreement or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the parties.

Forward Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Nabi expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements, including the occurrence, timing and financial terms or effect of the Merger, future cash distributions, potential share repurchases and expected timing for closing, are based on certain assumptions made by Nabi based on current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Nabi. Several of these risks are outlined in Nabi’s most recent Annual Report on Form 10-K for the year ended December 31, 2011, and other documents Nabi files with the Securities and Exchange Commission (“SEC”). Forward-looking statements represent the judgment of Nabi management as of the date of this Current Report on Form 8-K, and Nabi disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.

Additional Information

This report is being filed in respect of the proposed merger and related matters involving Nabi and Biota. In connection with the proposed transactions, Nabi will file with the SEC a proxy statement and will mail or otherwise disseminate the proxy statement and a form of proxy to its shareholders when it becomes available. SHAREHOLDERS AND INVESTORS ARE ENCOURAGED TO READ THE PROXY STATEMENT (AND OTHER RELEVANT MATERIALS) REGARDING THE PROPOSED TRANSACTIONS CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE, AND BEFORE MAKING ANY VOTING DECISION, AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS. Shareholders and investors will be able to obtain a free copy of the proxy statement (when available), as well as other filings made by Nabi regarding Nabi Biopharmaceuticals, Biota Holdings Limited and the proposed transactions, without charge, at the SEC website at www.sec.gov. In addition, documents filed with the SEC by Nabi will be available free of charge on the investor relations portion of the Nabi website at www.nabi.com.

Certain Information Regarding Participants

Nabi and certain of its directors and executive officers, may be deemed, under SEC rules, to be participants in the solicitation of proxies from its shareholders in connection with the proposed transactions described above. The names of Nabi’s directors and executive officers and a description of their interests in Nabi are set forth in Nabi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on March 14, 2012, and Nabi’s Proxy Statement dated April 20, 2011 which was filed with the SEC on the same date. Additional information about the interests of potential participants will be contained in the proxy statement (when filed) and other relevant materials to be filed with the SEC in connection with the proposed transactions. These documents may be obtained from the SEC website and from Nabi in the manner noted above.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following document is filed herewith as an exhibit to this report:

Exhibit Number	Description of Exhibit
2.1	Merger Implementation Agreement, dated April 22, 2012, between Nabi Biopharmaceuticals and Biota Holdings Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nabi Biopharmaceuticals

Date: April 23, 2012	/s/ Raafat E.F. Fahim, Ph.D.
Name: Raafat E.F. Fahim, Ph.D.
Title: President and Chief Executive Officer
(Duly Authorized Officer)

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1	Merger Implementation Agreement, dated April 22, 2012, between Nabi Biopharmaceuticals and Biota Holdings Limited

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